Exhibit 3.1

execution version

STATE OF DELAWARE
Certificate of Conversion
FROM A Limited Liability Company TO A
STATUTORY TRUST PURSUANT TO
SECTION 3820 OF THE DELAWARE
STATUTORY TRUST ACT

This Certificate of Conversion to A STATUTORY TRUST, dated as of August 28, 2025 (this “Certificate of Conversion”), is being duly executed and filed by EPT 16 LLC, a Delaware limited liability company (the “LLC”), to convert the LLC to Eagle Point Trinity Senior Secured Lending Company, a Delaware statutory trust (the “Statutory Trust”), pursuant to Section 3820 of the Delaware Statutory Trust Act.

1.            The jurisdiction in which the LLC was first formed is Delaware.

2.            The jurisdiction of the LLC immediately prior to filing this Certificate of Conversion is Delaware.

3.            The date the LLC was first formed is May 3, 2024.

4.            The name of the LLC immediately prior to the filing of this Certificate of Conversion is EPT 16 LLC.

5.            The name of the Statutory Trust as set forth in the Certificate of Trust is Eagle Point Trinity Senior Secured Lending Company.

6.            This Certificate of Conversion shall become effective upon the filing of this Certificate of Conversion and the Certificate of Trust of the Statutory Trust with the Secretary of State of the State of Delaware.

In witness whereof, the undersigned has executed this Certificate of Conversion to a Delaware Statutory Trust as of the date first-above written.

EPT 16 LLC

By:	/s/ Kenneth P. Onorio
Name: Kenneth P. Onorio
Title: Chief Financial Officer